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Exhibit (a)(1)(V)

FOR IMMEDIATE RELEASE

For more information, contact Building Materials Corporation of America at 973-317-5960

BMCA OFFER OF $43.50 PER SHARE FOUND TO BE A "SUPERIOR PROPOSAL" BY ELKCORP'S BOARD OF DIRECTORS

ELKCORP SENDS NOTICE OF INTENTION TO TERMINATE THE CARLYLE AGREEMENT

January 30, 2007—Building Materials Corporation of America ("BMCA"), North America's largest roofing manufacturer, which operates under the name GAF Materials Corporation, announced that it and its wholly owned subsidiaries, BMCA Acquisition Inc. and BMCA Merger Sub Inc. ("Merger Sub") yesterday submitted an irrevocable, binding offer to the Board of Directors of ElkCorp (NYSE: ELK) to enter into an agreement by which Merger Sub would acquire all of the outstanding common stock of ElkCorp at a price of $43.50 per share. ElkCorp has determined that BMCA's offer is a "Superior Proposal" within the meaning of ElkCorp's current merger agreement with affiliates of The Carlyle Group, and ElkCorp has sent to Carlyle a notice of intention to terminate the Carlyle agreement. Unless Carlyle provides a counter proposal and matches the BMCA offer within five business days, ElkCorp has the right to terminate the existing Carlyle agreement and accept the BMCA offer. BMCA's offer expires on February 6, 2007. There can be no assurance that ElkCorp will terminate its existing agreement with affiliates of The Carlyle Group and accept BMCA's offer.

Under the terms of BMCA's offer, Merger Sub will amend its existing offer to purchase all of the Company's outstanding shares of common stock (the "Shares") for $43.50 per Share (the "Tender Offer") to conform the Tender Offer to the terms of the proposed merger agreement. Under the terms of the proposed agreement, following completion of the Tender Offer, the parties will complete a second-step merger (the "Merger") in which all remaining outstanding Shares will be cancelled and converted into $43.50 cash per share, without interest, or such higher amount as may be paid for Shares in the Tender Offer. Consummation of the Tender Offer and the Merger are subject to certain conditions, several of which are outside the control of Merger Sub and ElkCorp. If ElkCorp were to accept BMCA's offer and enter into the proposed merger agreement, there can be no assurance that the Tender Offer and the Merger would be consummated.

Merger Sub has obtained financing commitments from Bear Stearns, Deutsche Bank and J.P. Morgan Securities and certain of their affiliates for the transactions contemplated by the offer, including the Tender Offer and the Merger. Consummation of the Tender Offer and the Merger will not be subject to a financing condition.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF ELKCORP COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT BMCA ACQUISITION SUB INC. WILL SHORTLY BE DISTRIBUTING TO ELKCORP'S STOCKHOLDERS AND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT BMCA ACQUISITION SUB INC. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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BMCA OFFER OF $43.50 PER SHARE FOUND TO BE A "SUPERIOR PROPOSAL" BY ELKCORP'S BOARD OF DIRECTORS
ELKCORP SENDS NOTICE OF INTENTION TO TERMINATE THE CARLYLE AGREEMENT